Cincinnati Bell Reports First Quarter 2018 Results

HIGHLIGHTS

•	Revenue of $296 million and Adjusted EBITDA[1] of $79 million

•	Entertainment and Communications revenue of $174 million, with Fioptics revenue up 13% and Enterprise Fiber revenue up 6% year-over-year

•	Fioptics internet subscribers increased 6,200 during the quarter and total internet subscribers were up 2,200

•	IT Services and Hardware revenue of $128 million, up $47 million from a year ago

•	Cash provided by operating activities totaled $59 million, up $5 million year-over-year

•	Free cash flows[2] totaled $33 million, up $23 million year-over-year

CINCINNATI - May 9, 2018 - Cincinnati Bell Inc. (NYSE:CBB), today announced financial results for its first quarter, ended March 31, 2018. For the first quarter, revenue increased from the prior year, driven by strong demand for fiber-based products and the contribution from the OnX Enterprise Solutions acquisition. Fioptics internet subscribers totaled 232,800 at the end of the first quarter, up 25,500 compared to a year ago. Fioptics video subscribers totaled 146,300, up 5,200 compared to the same period in 2017. During the quarter, the Company passed an additional 8,600 addresses with Fioptics, which is now available to 580,800 homes and businesses, expanding Cincinnati Bell's fiber network to reach more than 70% of Greater Cincinnati.
Leigh Fox, President and Chief Executive Officer of Cincinnati Bell, commented, "Our solid first quarter performance reflects the continued execution of our strategy to expand our fiber network while advancing our digital-based products and services. The strength of our Fioptics suite of products and Enterprise Fiber network is evidence our strategy is working and further supports our ongoing investments in fiber densification.”
Mr. Fox continued, “In our IT services business, the integration of OnX is progressing well and we are confident we can leverage our extensive product portfolio and expanded footprint to tap into increased demand for strategic IT solutions across a diversified customer base.”
CONSOLIDATED RESULTS
Consolidated revenue totaled $296 million for the first quarter of 2018, up 18% from the prior year.
Operating income was $24 million in the first quarter of 2018, compared to a loss of $2 million in the prior year period. Adjusted EBITDA totaled $79 million for the first quarter of 2018, compared to $73 million in the prior year period.
Net loss for the first quarter of 2018 totaled $8 million, resulting in diluted loss per share of $0.26.

Entertainment and Communications Segment

•	Entertainment and Communications revenue of $174 million decreased $1 million year-over-year as growth in Fioptics and Enterprise Fiber partially offset Legacy revenue declines

–	Fioptics revenue of $83 million, up $9 million year-over-year

–	Enterprise Fiber revenue of $21 million, up $1 million year-over-year

•	Operating income of $29 million, up $26 million year-over-year

•	Adjusted EBITDA of $70 million, up $1 million year-over-year
The combination with Hawaiian Telcom represents an important step toward scaling Cincinnati Bell’s network of high-quality fiber assets, having the capacity to meet the demands of the growing IoT ecosystem, and delivering on the promise of 5G. The pending merger recently received approval from the Hawaii Public Utilities Commission, and the regulatory review process is underway with the Federal Communications Commission. The Company continues to expect the transaction to close in the early second half of 2018.
IT Services and Hardware Segment

•	IT Services and Hardware revenue of $128 million, up $47 million year-over-year, reflecting a $45 million contribution from the OnX acquisition

–	Consulting revenue of $38 million, up $21 million year-over-year

–	Cloud revenue of $23 million, up $2 million year-over-year

–	Communications revenue of $41 million, up $4 million year-over-year

–	Infrastructure Solutions revenue of $26 million, up $19 million year-over-year

•	Operating income of $1 million, consistent with the prior year period

•	Adjusted EBITDA of $12 million, up $5 million year-over-year
The combination of CBTS and OnX supports the Company’s transformation to a leading North American hybrid IT solutions provider, with an expanded footprint of 20+ IT sales offices and the addition of approximately 2,000 new customers throughout the United States and Canada. The combined company’s hosted and managed IT services portfolio coupled with its enhanced scale enables Cincinnati Bell to capitalize on significant market opportunities in Unified Communications, Cloud, and Security services.
Cash Flow and Financial Position
Operating cash flows totaled $59 million for the first quarter of 2018, compared to $54 million in the prior year. Free cash flow totaled $33 million for the first quarter of 2018, up from $10 million in the prior year. Capital expenditures were $33 million in the first quarter of 2018, compared to $55 million in the same period last year with the expectation that full year 2018 capital expenditures will be between $190 million and $210 million.

On April 5, 2018, Cincinnati Bell amended its Credit Agreement, including the Tranche B Term Loan and revolving facility, dated October 2, 2017, to reduce the LIBOR interest rate spread by 50 basis points from the previous 3.75% per annum to 3.25% per annum.
2018 Outlook
Cincinnati Bell reaffirms its previous 2018 financial guidance provided on February 15, 2018:

Category	2018 Guidance Range
Revenue	$1,200M - $1,275M
Adjusted EBITDA	$320M - $330M
As a reminder, this revenue guidance reflects the new ASC 606 revenue recognition standard, effective January 1, 2018, and presents Infrastructure Solutions sales net of product cost. For reference, had the revenue standard not been effective, the Company’s revenue guidance range would have been $1,700 million to $1,775 million.
The Company's 2018 guidance does not include any contribution from the pending merger with Hawaiian Telcom.
Mr. Fox concluded, “We will continue to invest where we are winning while maintaining a disciplined approach to managing both our balance sheet and capital allocation to deliver long-term value for our shareholders and customers. We remain focused on growing our two distinct businesses, and creating platforms for sustainable free cash flow as we drive towards increasing valuation multiples associated with our fiber and IT services businesses.”
Change in Segment Reporting and Revenue Recognition Standard
As previously announced, Cincinnati Bell has changed its segment and business unit financial reporting to align more closely with the Company’s broader strategy and how it manages business operations. Effective January 1, 2018, revenue is reported as follows in the Entertainment and Communications segment: Fioptics, Enterprise Fiber, and Legacy. In the IT Services and Hardware segment, revenue is reported by product practices, including Consulting, Cloud, Communications, and Infrastructure Solutions.
In addition to these changes, commercial Competitive Local Exchange Carrier ("CLEC") revenue, which was previously included in the Entertainment and Communications segment, is now reported within the IT Services and Hardware segment to consolidate all company-wide Voice over Internet Protocol ("VoIP") sales. Following the adoption of the new ASC 606 revenue recognition standard, effective January 1, 2018, Infrastructure Solutions sales are presented net of product cost.

Prior period information has been adjusted to reflect the changes in segment presentation and adoption of the new revenue accounting standard.
Conference Call/Webcast
Cincinnati Bell will host a conference call on May 9, 2018 at 9:00 a.m. (ET) to discuss its results for the first quarter of 2018. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is 888-802-2239. Callers located outside of the U.S. and Canada may dial 719-325-2177. To participate, please call 15 minutes prior to the start time. A taped replay of the conference call will be available approximately one hour after the conclusion of the call until 12:00 p.m. (ET) on Wednesday, May 23, 2018. For U.S. callers, the replay will be available at 888-203-1112. For callers outside of the U.S. and Canada, the replay will be available at 719-457-0820. The replay reference number is 5897871. An archived version of the webcast will also be available in the Investor Relations section of www.cincinnatibell.com.
Safe Harbor Note
This release may contain “forward-looking” statements, as defined in federal securities laws including the Private Securities Litigation Reform Act of 1995, which are based on our current expectations, estimates, forecasts and projections. Statements that are not historical facts, including statements about the beliefs, expectations and future plans and strategies of the Company, are forward-looking statements. Actual results may differ materially from those expressed in any forward-looking statements. The following important factors, among other things, could cause or contribute to actual results being materially and adversely different from those described or implied by such forward-looking statements including, but not limited to: those discussed in this release; we operate in highly competitive industries, and customers may not continue to purchase products or services, which would result in reduced revenue and loss of market share; we may be unable to grow our revenues and cash flows despite the initiatives we have implemented; failure to anticipate the need for and introduce new products and services or to compete with new technologies may compromise our success in the telecommunications industry; our access lines, which generate a significant portion of our cash flows and profits, are decreasing in number and if we continue to experience access line losses similar to the past several years, our revenues, earnings and cash flows from operations may be adversely impacted; our failure to meet performance standards under our agreements could result in customers terminating their relationships with us or customers being entitled to receive financial compensation, which would lead to reduced revenues and/or increased costs; we generate a substantial portion of our revenue by serving a limited geographic area; a large customer accounts for a significant portion of our revenues and accounts receivable and the loss or significant reduction in business from this customer would cause operating revenues to decline and could negatively impact profitability and cash flows; maintaining our telecommunications networks requires significant capital expenditures, and our inability or failure to maintain our telecommunications networks could have a material impact on our market share and ability to generate revenue; increases in broadband usage may cause network capacity limitations, resulting in service disruptions or reduced capacity for customers; we may be liable for material that content providers distribute on our networks; cyber attacks or other breaches of network or other information technology security could have an adverse effect on our business; natural disasters, terrorists acts or acts of war could cause damage to our infrastructure and result in significant disruptions to our operations; the regulation of our businesses by federal and state authorities may, among other things, place us at a competitive disadvantage, restrict our ability to price our products and services and threaten our operating licenses; we depend on a number of third party providers, and the loss of, or problems with, one or more of these providers may impede our growth or cause us to lose customers; a failure of back-office information technology systems could adversely affect our results of operations and financial condition; if we fail to extend or renegotiate our collective bargaining agreements with our labor union when they expire or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed; the loss of any of the senior management team or attrition among key sales associates could adversely affect our business, financial condition, results of operations and cash flows; our debt could limit our ability to fund operations, raise additional capital, and fulfill our obligations, which, in turn, would have a material adverse effect on our businesses and prospects generally; our indebtedness imposes significant restrictions on us; we depend on our loans and credit facilities to provide for our short-term financing requirements in excess of amounts generated by operations, and the availability of those funds may be reduced or limited; the servicing of our indebtedness is dependent on our ability to generate cash, which could be impacted by many factors beyond our control; we depend on the receipt of dividends or other intercompany transfers from our subsidiaries and investments; the trading price of our common shares may be volatile, and the value of an investment in our common shares may decline; the uncertain economic environment, including uncertainty in the U.S. and world securities markets, could impact our business and financial condition; our future cash flows could be adversely affected if it is unable to fully realize our deferred tax assets; adverse changes in the value of assets or obligations associated with our employee benefit plans could negatively impact shareowners’ deficit and liquidity; third parties may claim that we are infringing upon their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products; third parties may infringe upon our intellectual property, and we may expend significant resources enforcing our rights or suffer competitive injury; we could be subject to a significant amount of litigation, which could require us to pay significant damages or settlements; we could incur significant costs resulting from complying with, or potential violations of, environmental, health and human safety laws; the timing and likelihood of completing the merger with Hawaiian Telcom, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the transaction; the possibility that competing offers or acquisition proposals for Hawaiian Telcom will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the possibility that the expected synergies and value creation from the proposed transaction involving Hawaiian Telcom will not be realized or will not be realized within the expected time period; the risk that the businesses of the Company and Hawaiian Telcom and other acquired companies will not be integrated successfully; disruption from the proposed transaction involving Hawaiian Telcom making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; and the possibility that the proposed transaction involving Hawaiian Telcom does not close, including due to the failure to satisfy the closing conditions and the other risks and uncertainties detailed in our filings with the SEC, including our Form 10-K report, Form 10-Q reports and Form 8-K reports, as well as Hawaiian Telcom’s filings with the SEC, including its Form 10-K reports, Form 10-Q reports and Form 8-K reports.
These forward-looking statements are based on information, plans and estimates as of the date hereof and there may be other factors that may cause our actual results to differ materially from these forward-looking statements. We assume no obligation to update the information contained in this release except as required by applicable law.
Use of Non-GAAP Financial Measures
This press release contains information about adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), Adjusted EBITDA margin, net debt, net income (loss) applicable to common shareholders excluding special items and free cash flow. These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of these non-GAAP financial measures to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.

1Adjusted EBITDA provides a useful measure of operational performance. The company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, stock based compensation, restructuring and severance related charges, (gain) loss on sale or disposal of assets, transaction and integration costs, asset impairments, and other special items. During the first quarter ended March 31, 2018, the Company revised its methodology to calculate Adjusted EBITDA to exclude stock-based compensation expense to align more closely with its peer group. In addition, the presentation of EBITDA is adjusted for the amended accounting guidance adopted by the Company on January 1, 2018 and implemented retrospectively, which requires pension and postretirement benefit costs (excluding current service cost component) to be reported below operating income. Adjusted EBITDA should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

Adjusted EBITDA margin provides a useful measure of operational performance. The company defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Adjusted EBITDA margin should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

2Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as cash provided by (used in) operating activities, adjusted for capital expenditures, restructuring and severance related payments, transaction and integration payments, and preferred stock dividends. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the company feels there is no comparable GAAP measure for free cash flow, the attached financial information reconciles cash provided by operating activities to free cash flow.

Net debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt, unamortized premium and/or discount and unamortized note issuance costs, offset by cash and cash equivalents.

Net income (loss) applicable to common shareholders excluding special items in total and per share provides a useful measure of operating performance. Net income (loss) applicable to common shareholders excluding special items should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with net income (loss) excluding special items as defined by other companies.

About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (NYSE:CBB) provides integrated communications solutions - including local and long distance Voice, Data, high-speed Internet and Video - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, Enterprise customers across the United States and Canada rely on CBTS and OnX, wholly-

owned subsidiaries, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com. The information on the Company’s website is not incorporated by reference in this press release.

Cincinnati Bell Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31,		Change
	2018	2017	$	%

Revenue	$295.7	$249.6	$46.1	18%

Costs and expenses
Cost of services and products	149.4	124.1	25.3	20%
Selling, general and administrative	68.4	55.3	13.1	24%
Depreciation and amortization	51.2	45.8	5.4	12%
Restructuring and severance related charges	0.3	25.6	(25.3)	(99)%
Transaction and integration costs	2.2	0.6	1.6	n/m

Operating income (loss)	24.2	(1.8)	26.0	n/m

Interest expense	30.8	18.0	12.8	71%
Other components of pension and postretirement benefit plans expense	3.3	3.2	0.1	3%
Gain on sale of Investment in CyrusOne	—	(117.7)	117.7	n/m
Other income, net	(0.4)	(0.4)	—	0%

(Loss) income before income taxes	(9.5)	95.1	(104.6)	n/m
Income tax (benefit) expense	(1.2)	34.5	(35.7)	n/m

Net (loss) income	(8.3)	60.6	(68.9)	n/m

Preferred stock dividends	2.6	2.6	—	0%

Net (loss) income applicable to common shareowners	$(10.9)	$58.0	$(68.9)	n/m

Basic net (loss) earnings per common share	$(0.26)	$1.38
Diluted net (loss) earnings per common share	$(0.26)	$1.37

Weighted average common shares outstanding
(in millions)
- Basic	42.3	42.1
- Diluted	42.3	42.3

Cincinnati Bell Inc.
Entertainment and Communications Income Statement
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,		Change
	2018	2017	$	%
Income Statement
Revenue	$174.2	$175.1	$(0.9)	(1)%

Operating costs and expenses
Cost of services and products	77.6	75.7	1.9	3%
Selling, general and administrative	27.1	31.3	(4.2)	(13)%
Depreciation and amortization	40.9	39.4	1.5	4%
Other*	—	25.6	(25.6)	n/m

Total operating costs and expenses	145.6	172.0	(26.4)	(15)%

Operating income	$28.6	$3.1	$25.5	n/m

Revenue
Fioptics
Data	$34.4	$29.6	$4.8	16%
Video	39.2	35.9	3.3	9%
Voice	9.1	7.9	1.2	15%
Other	0.3	0.3	—	0%
	83.0	73.7	9.3	13%

Enterprise Fiber
Data	20.8	19.7	1.1	6%

Legacy
Data	29.7	35.1	(5.4)	(15)%
Voice	37.9	43.8	(5.9)	(13)%
Other	2.8	2.8	—	0%
	70.4	81.7	(11.3)	(14)%

Total Entertainment and Communications revenue	$174.2	$175.1	$(0.9)	(1)%

	* Other includes restructuring and severance related charges.

Cincinnati Bell Inc.
Entertainment and Communications Metric Information
(Unaudited)
(In thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Fioptics
Data
Internet FTTP	187.8	179.6	174.2	168.1	160.3
Internet FTTN	45.0	47.0	47.0	46.0	47.0
Total Fioptics Internet	232.8	226.6	221.2	214.1	207.3

Video
Video FTTP	118.1	116.5	113.5	112.8	111.1
Video FTTN	28.2	30.0	30.0	30.0	30.0
Total Fioptics Video	146.3	146.5	143.5	142.8	141.1

Voice
Consumer Voice Lines	89.3	88.8	88.1	87.0	85.5
Enterprise Voice Lines	17.6	17.1	16.6	15.2	14.1
Total Fioptics Voice Lines	106.9	105.9	104.7	102.2	99.6

Fioptics Units Passed
Units Passed FTTP	440.5	431.3	423.6	415.4	403.7
Units Passed FTTN	140.3	140.9	141.1	141.3	141.5
Total Fioptics Units Passed	580.8	572.2	564.7	556.7	545.2

Enterprise Fiber
Data
Ethernet Bandwidth (Gb)	4,046	3,919	3,733	3,638	3,521

Legacy
Data
DSL	78.1	82.1	86.7	93.0	100.1

Voice
Consumer Voice Lines	90.4	94.9	99.5	104.9	111.1
Enterprise Voice Lines	161.0	167.1	172.1	177.3	183.9
Total Legacy Voice Lines	251.4	262.0	271.6	282.2	295.0

*Fiber to the Premise (FTTP), Fiber to the Node (FTTN)

Cincinnati Bell Inc.
IT Services and Hardware Income Statement and Metric Information
(Unaudited)
(Dollars in millions)
	Three Months Ended
	March 31,		Change
	2018	2017	$	%

Income Statement
Revenue	$127.6	$81.0	$46.6	58%

Operating costs and expenses
Cost of services and products	77.7	54.7	23.0	42%
Selling, general and administrative	38.0	19.0	19.0	n/m
Depreciation and amortization	10.2	6.4	3.8	59%
Restructuring and severance related charges	0.3	—	0.3	n/m

Total operating costs and expenses	126.2	80.1	46.1	58%

Operating Income	$1.4	$0.9	$0.5	56%

Revenue
Consulting	$38.1	$16.7	$21.4	n/m
Cloud	22.6	20.9	1.7	8%
Communications	40.6	36.5	4.1	11%
Infrastructure Solutions	26.3	6.9	19.4	n/m
Total IT Services and Hardware Revenue	$127.6	$81.0	$46.6	58%

Metric Information as of March 31, 2018

Consulting	Communications	Communications	Communications
Billable Heads	NaaS Locations	SD - WAN Locations	Hosted UCaaS Profiles
888	564	117	178,457

Cincinnati Bell Inc.
Net Debt (Non-GAAP) and Common Shares Outstanding
(Unaudited)
(Dollars and shares in millions)

	March 31,	December 31,
	2018	2017

Credit Agreement - Tranche B Term Loan due 2024	$600.0	$600.0
7 1/4% Senior Notes due 2023	22.3	22.3
7% Senior Notes due 2024	625.0	625.0
8% Senior Notes due 2025	350.0	350.0
Cincinnati Bell Telephone Notes	87.9	87.9
Capital leases and other debt	79.9	82.9
Net unamortized premium	1.9	1.9
Unamortized note issuance costs	(21.9)	(22.3)

Total debt	1,745.1	1,747.7

Less: Cash and cash equivalents	(412.2)	(396.5)

Net debt (Non-GAAP)	$1,332.9	$1,351.2

Credit Agreement availability	$200.0	$200.0

Common shares outstanding	42.4	42.2

Cincinnati Bell Inc.
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(Unaudited)
(Dollars in millions)
	Three Months Ended March 31, 2018
	Entertainment & Communications	IT Services & Hardware	Corporate	Total Company

Net loss (GAAP)				$(8.3)
Add:
Income tax benefit				(1.2)
Interest expense				30.8
Other income, net				(0.4)
Other components of pension and postretirement benefit plans expense				3.3

Operating income (loss) (GAAP)	$28.6	$1.4	$(5.8)	$24.2
Add:
Depreciation and amortization	40.9	10.2	0.1	51.2
Restructuring and severance related charges	—	0.3	—	0.3
Transaction and integration costs	—	—	2.2	2.2
Stock-based compensation	—	—	0.9	0.9
Adjusted EBITDA (Non-GAAP)	$69.5	$11.9	$(2.6)	$78.8

Adjusted EBITDA Margin (Non-GAAP)	40%	9%	—	27%

	Three Months Ended March 31, 2017
	Entertainment & Communications	IT Services & Hardware	Corporate	Total Company

Net income (GAAP)				$60.6
Add:
Income tax expense				34.5
Interest expense				18.0
Gain on sale of CyrusOne				(117.7)
Other income, net				(0.4)
Other components of pension and postretirement benefit plans expense				3.2

Operating income (GAAP)	$3.1	$0.9	$(5.8)	$(1.8)
Add:
Depreciation and amortization	39.4	6.4	—	45.8
Restructuring and severance related charges	25.6	—	—	25.6
Transaction and integration costs	—	—	0.6	0.6
Stock-based compensation	—	—	2.8	2.8
Adjusted EBITDA (Non-GAAP)	$68.1	$7.3	$(2.4)	$73.0

Adjusted EBITDA Margin (Non-GAAP)	39%	9%	—	29%

Year-over-year dollar change in Adjusted EBITDA	$1.4	$4.6	$(0.2)	$5.8

Year-over-year percentage change in Adjusted EBITDA	2%	63%	8%	8%

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2018	2017

Cash provided by operating activities	$58.5	$53.9

Capital expenditures	(32.7)	(55.1)
Proceeds from sale of Investment in CyrusOne	—	140.7
Acquisitions of businesses	(2.8)	(9.2)
Other, net	(0.1)	0.5

Cash (used in) provided by investing activities	(35.6)	76.9

Net decrease in corporate credit and receivables facilities with initial maturities less than 90 days	—	(89.5)
Repayment of debt	(3.0)	(2.1)
Debt issuance costs	(0.4)	(0.5)
Dividends paid on preferred stock	(2.6)	(2.6)
Other, net	(2.0)	(1.1)

Cash used in financing activities	(8.0)	(95.8)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.8	—

Net increase in cash, cash equivalents and restricted cash	15.7	35.0
Cash, cash equivalents and restricted cash at beginning of period	396.5	9.7

Cash, cash equivalents and restricted cash at end of period	$412.2	$44.7

Reconciliation of Cash Provided by Operating Activities (GAAP) to
Free Cash Flow (Non-GAAP)
Cash provided by operating activities	$58.5	$53.9
Adjustments:
Capital expenditures	(32.7)	(55.1)
Restructuring and severance related payments	7.3	12.7
Preferred stock dividends	(2.6)	(2.6)
Transaction and integration costs	2.2	0.6

Free cash flow (Non-GAAP)	$32.7	$9.5

Income tax payments (refunds)	$(0.1)	$—

Cincinnati Bell Inc.
Capital Expenditures
(Unaudited)
(Dollars in millions)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017

Entertainment and Communications	$27.6	$55.1	$38.8	$45.5	$46.8
IT Services and Hardware	5.1	7.2	4.2	4.6	8.3
Total capital expenditures	$32.7	$62.3	$43.0	$50.1	$55.1

Cincinnati Bell Inc.
Reconciliation of Net (Loss) Income Applicable to Common Shareholders (GAAP) to Net (Loss) Income Applicable to Common Shareholders, Excluding Special Items (Non-GAAP) and Adjusted Diluted Earnings Per Share (Non-GAAP)

(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31, 2018	March 31, 2017

Net (loss) income applicable to common shareholders (GAAP)	$(10.9)	$58.0

Special items:
Restructuring and severance related charges	0.3	25.6
Transaction and integration costs	2.2	0.6
Gain on sale of Investment in CyrusOne	—	(117.7)
Income tax effect of special items *	0.4	33.2
Total special items	2.9	(58.3)

Net (loss) income applicable to common shareowners, excluding special items (Non-GAAP)	$(8.0)	$(0.3)

Weighted average diluted shares outstanding**	42.3	42.1

Diluted earnings per common share (GAAP)	$(0.26)	$1.38

Adjusted diluted (loss) earnings per common share (Non-GAAP)	$(0.19)	$(0.01)

*
Special items have been tax effected such that the normalized effective tax rate is 18% and 36% for the three months ended March 31, 2018 and 2017, respectively, with the exception of transaction and integration costs, which are treated as a discrete item in the quarter incurred.

**	Weighted average diluted shares outstanding based on net (loss) income applicable to common shareowners, excluding special items (Non-GAAP).

Cincinnati Bell Inc.
Reconciliation of Operating Income (GAAP) Guidance to Adjusted EBITDA (Non-GAAP) Guidance
(Unaudited)
(Dollars in millions)

	Low	High
2018 Operating Income (GAAP) Guidance Range	$90	$110

Add:

Depreciation and amortization	215	210
Restructuring and severance related charges	10	5
Stock compensation expense	5	5

2018 Adjusted EBITDA (Non-GAAP) Guidance Range	$320	$330

CONTACT:

Cincinnati Bell Inc.
Investor contact:
Josh Duckworth, 513-397-2292
Joshua.Duckworth@cinbell.com

Media contact:
Jane Weiler, 513-397-9941
Jane.Weiler@cinbell.com